Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made effective as of April 1, 2022 (the “Effective Date of this Amendment”), by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its registered office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and Erica Monaco (the “Executive”), currently employed as Chief Executive Officer for Biofrontera Inc.

Recitals

Whereas, the Parties entered into a certain Employment Agreement on August 11, 2021, (the “Agreement”); and

Whereas, the Parties with to amend certain terms of the Agreement, as described herein.

Now, therefore, in consideration of the foregoing and the agreements contained here, the Parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.	Amendment to Agreement. As of the Effective Date of this Amendment:

a.	Section 4 of the Agreement shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in strikethrough):

“COMPENSATION

For the services to be rendered by the Executive under the Agreement, the Company shall pay her a salary while she is rendering such services and performing her duties hereunder, and the Executive shall accept such salary as full payment for such service. Executive’s annual base salary shall be ~~$300,000.00~~$450,000.00, reduced by (i) Federal income tax withholding, (ii) FICA; and (iii) such other reductions as may be agreed upon by the parties or required by law, and shall be paid in bi-weekly installments and in accordance with the Company’s customary payroll procedure. For each fiscal year in effect during the active life of this Agreement, the Executive shall be eligible to receive a cash bonus of up to ~~30~~ 60% of her base salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the Board of Directors. All such bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%.

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Company shall also pay to Executive a one-time signing bonus of $75,000.00 (subject to applicable tax withholdings). This sum shall be paid in two installments: i) $37,500.00 on the first regularly scheduled pay date after the effective date of this Agreement, and ii) $37,500.00 on the final pay date of 2021 (provided that this Agreement has not been terminated by either party in accordance with Section 9 of this Agreement prior to said date).

Upon the Executive’s termination of employment, regardless of the reason for such termination and regardless of the party by whom such termination is initiated, the Executive shall be entitled to immediate payment of all accrued but unpaid base salary and expenses owed. In addition, upon the Executive’s termination of employment by the Company other than termination for “Cause” under Section 9(d) of the Agreement, the Executive shall be entitled to a severance payment equal to one twelfth the Executive’s then-current annual base salary for each full year the Executive has been employed by the Company (including Biofrontera AG, as a past affiliate of the Company); provided, however, that such payment shall not exceed two full years of Executive’s then-current base salary.

Further, the Executive shall participate in Company’s stock option plan. The number of options rewarded to her shall be at the discretion of the Board of Directors.”

2.	Continuing Effect of Original Agreement.

a.	This Amendment shall only serve to amend and modify the Employment Agreement to the extent specifically provided herein. All terms, conditions, provisions, exhibits and references of and to the Employment Agreement that are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Employment Agreement, including the exhibits relating thereto, in any other agreements, documents or instruments executed and delivered pursuant to the Employment Agreement, shall mean and be a reference to the Employment Agreement as amended by this Amendment.

b.	For the avoidance of doubt, the Parties agree that the first payment made to Executive under the Agreement shall include a “catch up” payment to account for all sums owed to Executive that were accrued between the Effective Date and the date on which this Amendment was executed.

3.	Capitalized Terms.

a.	All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement. In the event of a conflict between the capitalized terms defined and set forth in this Amendment and the defined terms of the Agreement, the definitions set forth in this Amendment shall control.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed the Agreement,

Biofrontera Inc.

/s/ Hermann Luebbert	4/1/2022
Prof. Dr. Hermann Luebbert	Date
Executive Chairman
Chairman of the Board of Directors

Executive

/s/ Erica Monaco	4/1/2022
Erica Monaco	Date

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